Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 408 530-5100 ir@mips.com

Sandeep Vij Appointed CEO of MIPS Technologies

SUNNYVALE, Calif. – January 25, 2010 – MIPS Technologies, Inc. (Nasdaq:MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, communications, networking and portable multimedia markets, today announced that the MIPS Technologies Board of Directors has appointed Sandeep Vij as president, chief executive officer and director. Mr. Vij succeeds Interim CEO Anthony B. Holbrook, who will continue to serve as chairman of MIPS Technologies’ Board of Directors.

Mr. Vij brings to MIPS Technologies more than 20 years of senior-level management and marketing experience in the semiconductor industry. Prior to joining MIPS Technologies, he was vice president and general manager of the Broadband and Consumer Division of Cavium Networks (Nasdaq: CAVM), a MIPS® architecture licensee and leading provider of highly-integrated semiconductor products that enable intelligent processing in networking, communications, and connected home applications.

According to Holbrook, “The MIPS Technologies Board of Directors is delighted with the appointment of Sandeep Vij as CEO. We anticipate a seamless transition as Sandeep leverages his wealth of experience to not only carry on MIPS’ tradition of providing the number one processor architecture for the digital home, but also drive the company in new directions. Sandeep’s success in helping to grow major public semiconductor companies will be invaluable as MIPS Technologies focuses on growth and expansion.”

“Coming from a successful MIPS Technologies customer, I know that MIPS provides outstanding technology, the right ecosystem for its target markets and great customer support. Furthermore, MIPS Technologies’ leadership position in the digital home offers a solid platform on which to build its global brand. I am excited to have the opportunity to take MIPS Technologies to the next level of success,” said Vij.

Prior to his role at Cavium Networks, Mr. Vij was on the executive staff of Xilinx Inc. (Nasdaq: XLNX). During his 12-year tenure at Xilinx, Mr. Vij was instrumental in growing the company’s business by 3X to over $1.8 billion per year and enabling it to become the industry’s largest programmable logic vendor. As vice president and general manager of its General Products Division, Mr. Vij had profit and loss responsibility for Xilinx’s high-volume products, managing all aspects of product planning, integrated circuit (IC) design, product engineering, technology implementation, manufacturing strategy and marketing.

Mr. Vij also pioneered and managed Xilinx’s successful vertical markets businesses by developing high-level intellectual property (IP) solutions for the wired and wireless communications, storage, server, consumer, audio/video/broadcast, industrial, scientific and medical markets. He also held the position of vice president of worldwide marketing, services and support, where he was responsible for Xilinx’s worldwide marketing, business operations and support activities across all divisions, products, end markets, channels and geographies.

Prior to Xilinx, Mr. Vij spent five years in various senior roles at Altera Corporation (Nasdaq: ALTR) where he helped grow its business by 5X to over $400 million per year. Mr. Vij is a graduate of General Electric’s Edison Engineering Program and Advanced Courses in Engineering. He sits on the Board of Directors of Coherent Inc. (Nasdaq: COHR), the world’s leading manufacturer of lasers and photonics for commercial and scientific research applications. Mr. Vij holds an MSEE from Stanford University and a BSEE from San Jose State University.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (Nasdaq: MIPS) is a leading provider of industry-standard processor architectures and cores that power some of the world’s most popular products for the home entertainment, communications, networking and portable multimedia markets. These include broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

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